UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	February 5, 2008

A. SCHULMAN, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-7459	34-0514850

(State or other jurisdiction of incorporation)	(Commission File Number)	( IRS Employer Identification No.)

3550 West Market Street, Akron, Ohio		44333

(Address of principal executive offices)		(Zip Code)
(330) 666-3751

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.
     On February 5, 2008, the Board of Directors of A. Schulman, Inc. (the “Company”) approved a plan to close the Company’s Canadian facility and proceed with the sale of its Orange, Texas facility. The shutdown of the Company’s Canadian facility is expected to be completed by the end of the first quarter of fiscal 2009. The Company’s goal is to close the sale of its Orange, Texas facility by the end of fiscal 2008.
     These actions are being taken in order to improve profitability in the Company’s North American segment by reducing excess capacity and exiting low margin businesses. The Company will record a non-cash pre-tax impairment charge during the Company’s fiscal quarter ending February 29, 2008 in the range of $4.0 to $6.0 million for the fixed assets and goodwill related to the facilities in Orange, Texas and Canada. The Company does not anticipate that this impairment charge will result in future cash expenditures. In addition, the Company will be accelerating depreciation of the fixed assets at the Canadian operation, likely through the end of November 2008, in the range of $2.0 to $4.0 million. This charge will not result in any future cash expenditures. The two actions are expected to result in total pre-tax employee severance charges and cash payments in the range of $4.0 to $5.0 million.
     Total estimated pre-tax charges as a result of these actions are in the range of $10.0 to $15.0 million.
     A press release announcing these decisions is attached hereto as Exhibit 99.1 and incorporated by reference herein.
Item 2.06 Material Impairments.
     The disclosure set forth above in response to Item 2.05 is also provided in response to Item 2.06.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit Number	Description

99.1	Press Release dated February 6, 2008

Signature
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A. Schulman, Inc.
By:	/s/ Paul F. DeSantis
Paul F. DeSantis
Chief Financial Officer, Vice President and Treasurer

Date: February 8, 2008